Exhibit 2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is entered into this 5th day of December 2016 by and between Cornelis F. Wit (the “Seller”) and Abrey K. Light (the ‘Purchaser”).

WHEREAS, the Seller is the Chief Executive Officer, Director and principal shareholder of OmniComm Systems, Inc., a Delaware company (“Company”), and as such is an “affiliate” of the Company within the meaning of the Securities Act of 1933, as amended (“Securities Act”) and owns and desires to sell warrants to purchase 1,000,000 shares of the common stock (“Common Stock”) of the Company (“Warrants”), a copy of which is attached hereto as Exhibit A, and Purchaser, the EVP, Transformation and Professional Services of the Company and as such an “affiliate” of the Company within the meaning of the Securities Act, desires to purchase the Warrants as described hereafter.

NOW, THEREFORE, in exchange for the mutual covenants and obligations contained herein, the parties above agree as follows:

ARTICLE 1

PURCHASE OF WARRANTS

1.01     Purchase and Sale of Warrants. The Seller hereby sells, assigns, transfers and conveys the Warrants to the Purchaser, and the Purchaser hereby purchases the Warrants from the Seller, free and clear of all liens, charges, encumbrances and security interests, upon the terms and conditions set forth herein.

1.02      Purchase Price. The purchase price for the Warrants (the “Purchase Price”) shall be thirty thousand dollars ($30,000.00) and shall be paid in cash upon the execution of this Agreement.

1.03     Closing. Upon execution of this Agreement by both parties, the Seller shall deliver to the Purchaser a notice of transfer of the Warrants evidencing the transfer of the Warrants, duly endorsed for transfer to the Purchaser, and the Purchaser shall deliver to the Seller the Purchase Price as described in Section 1.02.

ARTICLE 2

REPRESENTATION AND WARRANTIES OF SELLER

The Seller represents and warrants to the Purchaser:

2.01    Authorization. Seller is fully able, authorized and empowered to execute and deliver this Agreement, and any other agreement or instrument contemplated by this Agreement, and to consummate the transactions and to perform his obligations contemplated hereby and thereby.

2.02     Consents and Approvals. The entering into of this Agreement by the Seller, and the performance by the Seller of his obligations hereunder, will not conflict with or constitute a breach of or default under any agreement to which the Seller is a party or any order or decree of any court or regulatory body to which the Seller is subject. No consent of any third party is necessary or required in order for the Seller to enter into this Agreement and perform his obligations hereunder.

2.03     Title to Warrants. Seller has full title and interest in the Warrants, free and clear of all liens, pledges, security interests, conditional sales contracts or other encumbrances, and upon closing of this Agreement, the Seller will deliver good and marketable title to the Warrants to the Purchaser.

2.04     Seller SEC Requirements. Seller is subject to certain provisions under the Exchange Act (as defined herein). Seller represents that he will file, or will cause to be filed, all filings he is required to make under the Exchange Act, including a Statement of Changes in Beneficial Ownership on Form 4 and an amendment to the Seller’s Schedule 13D.

2.05     Material Non-Public Information. Seller represents that Seller is not aware of any material, non-public information about the Company or the Warrants.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.01     Authorization. Purchaser is fully able, authorized and empowered to execute and deliver this Agreement, and any other agreement or instrument contemplated by this Agreement, and to consummate the transactions and to perform his obligations contemplated hereby and thereby.

302.     Consents and Approvals. The entering into of this Agreement by the Purchaser, and the performance by the Purchaser of his obligations hereunder, will not conflict with or constitute a breach of or default under any agreement to which the Purchaser is a party or any law, order or decree of any court or regulatory body to which the Purchaser is subject. No consent of any third party is necessary or required in order for the Purchaser to enter into this Agreement and perform his obligations hereunder.

3.03     Capable of Evaluating Risks. Purchaser hereby represents and warrants that he is fully capable of evaluating the risks associated with the purchase of the Warrants and is capable of bearing the risk of loss of investment associated with such purchase.

3.04    Accredited Investor. The Purchaser is an “Accredited Investor” as that term is defined in Regulation D promulgated under the Securities Act. Purchaser has sufficient knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of an investment in the Warrants and of making an informed investment decision with respect thereto and has the capacity to protect Purchaser's own interests in connection with Purchaser's proposed investment in the Warrants.

3.05    Acknowledgment. The Seller has not made any other representations or warranties to the Purchaser with respect to the Company, the Warrants or rendered any investment advice.

3.06    Public Reporting; Access to Information. Purchaser acknowledges that the Company is subject to the periodic reporting requirements under the Securities Exchange Act of 1934 (“Exchange Act”). Purchaser has adequate access, through employment with the Company to information about the Company and each report, schedule and definitive proxy statement filed by the Company with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 31, 2015 and the Quarterly Report on Form 10-Q for the period ended September 30, 2015 (collectively, the “Company SEC Reports”). Purchaser has had a full opportunity to inspect the Company SEC Reports and to make any and all inquiries of Company officers and directors regarding the Company and its business as Purchaser has deemed appropriate.

3.07     Investment. Purchaser understands that the Warrants, and shares of Common Stock issuable upon exercise thereof, have not been registered under the Securities Act, and may not be sold, assigned, pledged, transferred or otherwise disposed of unless the Warrants, and shares of Common Stock issuable upon exercise thereof, are or have been registered under the Securities Act or an exemption from registration is available. The Warrants are being acquired solely for the account of the Purchaser for personal investment and not with a view to, or for resale in connection with, any distribution in any jurisdiction where such sale or distribution would be precluded. By such representation, the Purchaser means that no other person has a beneficial interest in the Warrants subscribed for hereunder, and that no other person has furnished or will furnish directly or indirectly, any part of or guarantee the payment of any part of the consideration to be paid to the Seller in connection therewith except as contemplated hereby. The Purchaser does not intend to dispose of all or any part of the Warrants, except in compliance with the provisions of the Securities Act and applicable state securities laws, and understands that the Warrants are being offered pursuant to a specific exemption under the provisions of the Securities Act, which exemption(s) depends, among other things, upon the compliance with the provisions of the Securities Act. The Purchaser may sell, assign or transfer any part of the Warrants for consideration or otherwise, provided any such sale, assignment or transfer is made in compliance with the Securities Act and any applicable state securities laws, and Purchaser provides an opinion of counsel satisfactory to counsel to the Company that an exemption from registration under the Securities Act and any applicable state securities laws is available.

3.08     Restricted Securities; Legend. The Purchaser acknowledges that the Warrants are “restricted” securities within the meaning of the Securities Act and hereby agrees that the Warrants will contain the following or similar legend on the face of the certificates evidencing the Warrants:

“These securities have not been registered under any securities laws and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under any applicable state securities laws, or an opinion of counsel satisfactory to counsel to the Company that an exemption from registration under the Securities Act and any applicable state securities laws is available.”

3.09     Purchaser's Indemnification Obligations. Purchaser shall indemnify, defend and hold harmless Seller from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims") incurred by Seller which arise out of or result from a misrepresentation, breach of warranty, or breach of any covenant or agreement of Purchaser contained herein or in connection with the transactions contemplated hereby.

3.10     Purchaser SEC Requirements. Purchaser represents that he is familiar with and understands that he will be subject to certain provisions under the Exchange Act relating to beneficial ownership of the securities of the Company, and that he will file, or caused to be filed, all filings he is required to make under the Exchange Act.

3.11     Material Non-Public Information. Purchaser represents that Purchaser is not aware of any material, non-public information about the Company or the Warrants.

ARTICLE IV

MISCELLANEOUS PROVISIONS

4.01     Rights are Cumulative. The rights and remedies granted to the parties hereunder shall be in addition to and cumulative of any other rights or remedies either may have under any document or documents executed in connection herewith or available under applicable law. No delay or failure on the part of a party in the exercise of any power of right shall operate as a waiver thereof nor as an acquiescence in any default nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power of right.

4.02     Waiver and Amendment. Neither this Agreement nor any provision hereof may be changed, waived, terminated or discharged orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, termination or discharge is sought.

4.03     Notices. All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when sent by certified mail return receipt requested or by a national overnight delivery service addressed, if to Purchaser at 105 Pinewood Circle, New Hope PA, 18938 or to the Seller at 2101 W. Commercial Blvd, Suite 3500, Ft. Lauderdale, FL USA 33309.

4.04     Governing Law; Jurisdiction. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Florida and any and all actions to enforce the provisions of this Agreement, shall be brought in a court of competent jurisdiction in Broward County in the State of Florida and in no other place.

4.06     Successors and Assigns. This Agreement shall be binding upon the parties and their successors and assigns and shall inure to the benefit of the other parties and successors and assigns.

4.07     Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.

4.08     No Other Agreements. This Agreement constitutes the entire understanding of the parties with respect to transactions contemplated hereby, and all prior understanding with respect thereto, whether written or oral, shall be of no force and effect.

4.09     Survival of Covenants, etc. All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect until the obligations of this Agreement have been fully satisfied.

4.10     Partial Invalidity. If any term of this Agreement shall be held to be invalid or unenforceable, such term shall be deemed to be severable and the validity of the other terms of this Agreement shall in no way be affected thereby.

4.11     Brokers or Finders. The Seller and Purchaser represent that no broker(s) or finder(s) fee will be payable by Seller or Purchaser in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by Seller or Purchaser.

4.12     Headings. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned have executed this document this 5th day of December 2016.

SELLER

/s/ Cornelis F Wit
Cornelis F. Wit

PURCHASER

/s/ Abrey K Light
Abrey K. Light

EXHIBIT A

Warrant

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

No. 16-1-X

OMNICOMM SYSTEMS, INC.

COMMON STOCK PURCHASE WARRANT

CLASS 2016

1.         Issuance. In consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by OMNICOMM SYSTEMS, INC., a Delaware corporation (the “Company”), _______________________ or registered assigns (the “Holder”) is hereby granted the right to purchase at any time, on or after the Issue Date (as defined below) until 5:00 P.M., New York City time, on the Expiration Date (as defined below), X MILLION (X,000,000) fully paid and non-assessable shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), at an initial exercise price per share (the “Exercise Price”) of $0.25 per share, subject to further adjustment as set forth herein. This Warrant was originally issued to the Holder or the Holder’s predecessor in interest on February 29, 2016 (the “Issue Date”).

2.             Exercise of Warrants.

2.1     General.

(a)  This Warrant is exercisable in whole or in part at any time and from time to time commencing on the Issue Date. Such exercise shall be effectuated by submitting to the Company (either by delivery to the Company or by facsimile transmission) a completed and duly executed Notice of Exercise included herein. The date such Notice of Exercise is faxed to the Company shall be the “Exercise Date,” provided that, if such exercise represents the full exercise of the outstanding balance of the Warrant, the Holder of this Warrant tenders this Warrant Certificate to the Company within five (5) Trading Days thereafter. The Notice of Exercise shall be executed by the Holder of this Warrant and shall indicate (i) the number of shares then being purchased pursuant to such exercise and (ii) whether the exercise is a cashless exercise.

(b)  If the Notice of Exercise form elects a “cashless” exercise, the Holder shall thereby be entitled to receive a number of shares of Common Stock equal to (w) the excess of the Current Market Value (as defined below) over the total cash exercise price of the portion of the Warrant then being exercised, divided by (x) the Market Price of the Common Stock. For the purposes of this Warrant, the terms (y) “Current Market Value” shall mean an amount equal to the Market Price of the Common Stock, multiplied by the number of shares of Common Stock specified in the applicable Notice of Exercise, and (z) “Market Price of the Common Stock” shall mean the average Closing Price of the Common Stock for the three (3) Trading Days ending on the Trading Day immediately prior to the Exercise Date.

(c)  If the Holder provides on the Notice of Exercise form that the Holder has elected a “cash” exercise (or if the cashless exercise referred to in the immediately preceding paragraph (b) is not available in accordance with its terms), the Exercise Price per share of Common Stock for the shares then being exercised shall be payable, at the election of the Holder, in cash or by certified or official bank check or by wire transfer in accordance with instructions provided by the Company at the request of the Holder.

(d)  Upon the appropriate payment, if any, of the Exercise Price for the shares of Common Stock purchased, together with the surrender of this Warrant Certificate (if required), the Holder shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased. The Company shall deliver such certificates representing the Warrant Shares in accordance with the instructions of the Holder as provided in the Notice of Exercise (the certificates delivered in such manner, the “Warrant Share Certificates”) within three (3) Trading Days (such third Trading Day, a “Delivery Date”) of (i) with respect to a “cashless exercise,” the Exercise Date or the Automatic Exercise Date, as the case may be, or, (ii) with respect to a “cash” exercise, the later of the Exercise Date or the date the payment of the Exercise Price for the relevant Warrant Shares is received by the Company.

(e)  The Holder shall be deemed to be the holder of the shares issuable to it in accordance with the provisions of this Section 2.1 on the Exercise Date.

2.2     Automatic Exercise. If any portion of this Warrant remains unexercised as of the Expiration Date and the Market Price of the Common Stock as of the Expiration Date is greater than the applicable Exercise Price as of the Expiration Date, then, without further action by the Holder, this Warrant shall be deemed to have been exercised automatically on the date (the “Automatic Exercise Date”) which is the day immediately prior to the close of business on the Expiration Date (or, in the event that the Expiration Date is not a Business Day, the immediately preceding Business Day) as if the Holder had duly given a Notice of Exercise for a “cashless” exercise as contemplated by Section 2.1(b) hereof, and the Holder (or such other person or persons as directed by the Holder) shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business on such Automatic Exercise Date. This Warrant shall be deemed to be surrendered to the Company on the Automatic Exercise Date by virtue of this Section 2.2 without any action by the Holder.

2.3     Certain Definitions. As used herein, the term “Expiration Date” means 01-Apr-2019.

3.           Reservation of Shares. The Company hereby agrees that, at all times during the term of this Warrant, there shall be reserved for issuance upon exercise of this Warrant, one hundred percent (100%) of the number of shares of its Common Stock as shall be required for issuance of the Warrant Shares for the then unexercised portion of this Warrant. For the purposes of such calculations, the Company should assume that the outstanding portion of these Warrants was exercisable in full at any time, without regard to any restrictions which might limit the Holder’s right to exercise all or any portion of this Warrant held by the Holder.

4.            Mutilation or Loss of Warrant. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

5.            Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

6.            Protection Against Dilution and Other Adjustments.

6.1     Adjustment Mechanism. If an adjustment of the Exercise Price is required pursuant to this Section 6, the Holder shall be entitled to purchase such number of shares of Common Stock as will cause (i) (v) the total number of shares of Common Stock Holder is entitled to purchase pursuant to this Warrant following such adjustment, multiplied by (w) the adjusted Exercise Price per share, to equal the result of (ii) (x) the total number of shares of Common Stock Holder is entitled to purchase before adjustment, multiplied by (y) the total Exercise Price before adjustment.

6.2     Capital Adjustments. In case of any stock split or reverse stock split, stock dividend, reclassification of the Common Stock, recapitalization, merger or consolidation (where the Company is not the surviving entity), the provisions of this Section 6 shall be applied as if such capital adjustment event had occurred immediately prior to the date of this Warrant and the original Exercise Price had been fairly allocated to the stock resulting from such capital adjustment; and in other respects the provisions of this Section shall be applied in a fair, equitable and reasonable manner so as to give effect, as nearly as may be, to the purposes hereof. A rights offering to stockholders shall be deemed a stock dividend to the extent of the bargain purchase element of the rights. The Company will not effect any consolidation or merger, unless prior to the consummation thereof, the successor or acquiring entity (if other than the Company) and, if an entity different from the successor or acquiring entity, the entity whose capital stock or assets the holders of the Common Stock of the Company are entitled to receive as a result of such consolidation or merger assumes by written instrument the obligations under this Warrant (including under this Section 6) and the obligations to deliver to the holder of this Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, the holder may be entitled to acquire.

6.3     Adjustment for Spin Off. If, for any reason, prior to the exercise of this Warrant in full, the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or of a part of its assets in a transaction (the “Spin Off”) in which the Company does not receive compensation for such business, operations or assets, but causes securities of another entity (the “Spin Off Securities”) to be issued to security holders of the Company, then the Company shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Holder had all of the Holder’s unexercised Warrants outstanding on the record date (the “Record Date”) for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the “Outstanding Warrants”) been exercised as of the close of business on the Trading Day immediately before the Record Date (the “Reserved Spin Off Shares”), and (ii) to be issued to the Holder on the exercise of all or any of the Outstanding Warrants, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares, multiplied by (y) a fraction, of which (I) the numerator is the amount of the Outstanding Warrants then being exercised, and (II) the denominator is the amount of the Outstanding Warrants.

7.            Transfer to Comply with the Securities Act. This Warrant has not been registered under the Securities Act of 1933, as amended, (the “1933 Act”) and has been issued to the Holder for investment and not with a view to the distribution of either the Warrant or the Warrant Shares. Neither this Warrant nor any of the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the 1933 Act relating to such security or an opinion of counsel satisfactory to the Company that registration is not required under the 1933 Act. Each certificate for the Warrant, the Warrant Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section.

8.            Supplements and Amendments; Whole Agreement. This Warrant may be amended or supplemented only by an instrument in writing signed by the parties hereto. This Warrant contains the full understanding of the parties hereto with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings other than expressly contained herein and therein.

9.          Governing Law. This Warrant shall be deemed to be a contract made under the laws of the State of Florida for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the County of Broward or the state courts of the State of Florida sitting in the County of Broward in connection with any dispute arising under this Warrant and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under any of the Transaction Agreements.

10.         JURY TRIAL WAIVER. The Company and the Holder hereby waive a trial by jury in any action, proceeding or counterclaim brought by either of the Parties hereto against the other in respect of any matter arising out or in connection with this Warrant.

11.          Remedies. The Company stipulates that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

12.          Counterparts. This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13.        Severability. If any of the provisions contained in this Agreement, for any reason, shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall remain in full force and effect and be construed as if the invalid, illegal or unenforceable provision had never been contained herein.

14.        Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing, signed by the party against whom it is asserted and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

15.          Descriptive Headings. Descriptive headings of the Sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: DD-MMM-YYYY

OMNICOMM SYSTEMS, INC.

By:

Thomas E. Vickers
(Print Name)

Chief Financial Officer
(Title)

NOTICE OF EXERCISE OF WARRANT

TO:	OMNICOMM SYSTEMS, INC	VIA FAX: (954) 473-1256
2101 W. Commercial Blvd., Suite 3500
Ft. Lauderdale, FL 33309
Attn: CFO

The undersigned hereby irrevocably elects to exercise the right, represented by the Common Stock Purchase Warrant Class 2016, No. 16-1-X dated as of February 29, 2016, to purchase ___________ shares of the Common Stock, $0.001 par value (“Common Stock”), of OMNICOMM SYSTEMS, INC. and tenders herewith payment in accordance with Section 2 of said Common Stock Purchase Warrant, as follows:

●               CASH:     $                                                    = (Exercise Price x Exercise Shares)

  Payment is being made by:

☐      enclosed check

☐   wire transfer

☐   other

●         CASHLESS EXERCISE:

  Net number of Warrant Shares to be issued to Holder :     _________*

  * based on:      Current Market Value - (Exercise Price x Exercise Shares)

Market Price of Common Stock

  where:

  Market Price of Common Stock [“MP”]                    =          $_______________

  Current Market Value [MP x Exercise Shares]          =          $_______________

As contemplated by the Warrant, this Notice of Exercise is being sent by facsimile to the telecopier number and officer indicated above.

If this Notice of Exercise represents the full exercise of the outstanding balance of the Warrant, the Holder either (1) has previously surrendered the Warrant to the Company or (2) will surrender (or cause to be surrendered) the Warrant to the Company at the address indicated above by express courier within five (5) Trading Days after delivery or facsimile transmission of this Notice of Exercise.

The certificates representing the Warrant Shares should be transmitted by the Company to the Holder

☐     via express courier, or

☐     by electronic transfer

after receipt of this Notice of Exercise (by facsimile transmission or otherwise) to:

_____________________________________

_____________________________________

_____________________________________

Dated:

________________________________

Holder